Exhibit 107

Calculation of Filing Fee Tables

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S1

BANTEC, INC

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common	92.70	5,000,000,000	$0.0002	$1,000,000	$92.70 per million	$92.70
Fees Previously Paid	Equity	Common		3,000,000,000	$0.0006	$1,800,000	$92.70 per million	$166.86	S1	333	2/1/2022	$125.18
Carry Forward Securities
❖ Carry Forward Securities (None, prior S1 withdrawn)
	Total Offering Amounts				$0.0002	$1,000,000	$92.70 per million	$92.70
	Total Fees Previously Paid				$0.0006	$1,800,000	$92.70 per million	166.86	S1	333	2/1/2022	$125.18
	Total Fee Offsets											$125.18
	Net Fee Due											0

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Bantec, Inc.	S1	333	1/21/2022	2/1/2022	$125.18	Equity	Common	$125.18	1,050,687,000 Shares; $1,350,412	$166.86
Fee Offset Sources